FOR IMMEDIATE RELEASE

Cinedigm Digital Cinema Corp. Receives Commitment Letters for Non-Recourse Phase 2 Borrowing Facility

Société Générale, Natixis and Macquarie Equipment Finance to Provide up to $110.0 Million;
Funds to Support up to 2,100 Digital Cinema System Conversions

LOS ANGELES, CA and MORRISTOWN, NJ, November  11, 2010 – Cinedigm Digital Cinema Corp. (NASDAQ: CIDM), the global leader in the digital cinema industry, today announced that its non-recourse Phase 2 subsidiary has received commitment letters from Société Générale and Natixis  for a senior credit facility totaling $75 million with flexibility to expand up to $86 million through syndication, and from Macquarie Equipment Finance (“Macquarie”) for up to $23 million of junior capital.  Closing is targeted for late 2010 with deployments commencing in the first quarter of 2011.  This Phase 2 facility will deploy up to 1,800 - 2,100 digital systems, with projectors being provided exclusively by Barco and NEC.

These new commitment letters address both senior and junior capital requirements of a non-recourse borrowing facility which Cinedigm can offer to exhibitors to provide a complete financing solution.  Under the terms of the facility, Macquarie will own title to the equipment and consolidate the revenues, earnings, assets and debt related to the deployments.  Cinedigm will be the servicer for the digital systems, will license systems to exhibitors and will work closely with studios and the lenders to oversee the smooth deployment during 2011 and early 2012 as well as the ongoing management of these digital systems.

"We are pleased with the confidence in our company as indicated by these significant commitments from Société Générale, Natixis and Macquarie,” said Adam M. Mizel, interim co-Chief Executive Officer and Chief Financial Officer of Cinedigm. “Given the growing momentum for digital cinema this year, our exhibitor partners are rapidly changing over to digital and requiring innovative financing solutions. These commitments will allow Cinedigm to further accelerate its Phase 2 deployments and enable exhibitors to capitalize on the advantages of digital cinema, such as 3D movie releases and exciting alternative content offerings.”

 “We are pleased to reaffirm our support for Cinedigm’s digital rollout, together with our Joint Lead Arranger, Natixis”, echoed Richard Knowlton, Managing Director, Société Générale Corporate and Investment Banking. This commitment expands and replaces the proposed facility from Société Générale and GE Capital for $100 million, reported in October of 2009.

Commitments by Société Générale Corporate & Investment Banking, Natixis and Macquarie are subject to certain closing conditions, including the execution of loan documentation satisfactory to Société Générale, Natixis and Macquarie and Cinedigm's Phase 2 subsidiary.

Cinedigm's Phase 2 subsidiary unit serves as the funding vehicle, administrator, and technology integrator for the company's 10,000-screen digital cinema rollout plan. Phase 2 acts as the administrator and financing intermediary between content-owners -- major studios and independent distributors, among others, equipment vendors and exhibitors who will receive turnkey, Digital Cinema systems in conformance with DCI specifications, including 2K DLP Cinema(R) projectors and related hardware and software. Since 2005, Cinedigm, through its Phase 1 and Phase 2 digital cinema subsidiaries, has participated in the installation of over 6,000 digital cinema systems and has been contracted to install 420 systems in the coming months with Dickinson Theatres and Cobb Theatres.

Cinedigm's Phase 2 has been selected as the integrator of choice by the National Association of Theatre Owners' Cinema Buying Group whose 600 plus members own more than 8,000 theatre screens around the United States.

About Cinedigm
Cinedigm is a leader in providing the services, experience, technology and content critical to transforming movie theaters into digital and networked entertainment centers. The Company partners with Hollywood movie studios, independent movie distributors, and exhibitors to bring movies in digital cinema format to audiences across the country. Cinedigm's digital cinema deployment organization, software, satellite and hard drive digital movie delivery network; pre-show in-theater advertising services; and marketing and distribution platform for alternative content such as CineLive(R) 3-D and 2-D sports and concerts, thematic programming and independent movies is a cornerstone of the digital cinema transformation. Cinedigm(TM) and Cinedigm Digital Cinema Corp. (TM) are trademarks of Cinedigm Digital Cinema Corp. www.cinedigm.com [CIDM-G].

About Macquarie Equipment Finance

Macquarie Equipment Finance, a member of Macquarie Group, provides lease financing, asset management solutions, and remarketing of technology, healthcare, and capital equipment for enterprises around the globe Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services.

Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.  Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries and employs more than 15,500 people. Assets under management total $307 billion. For more information, visit www.macquarie.com/mef.

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Media Contact:
Dave McNamee
HL Group for Cinedigm Digital Cinema Corp.
(646) 274-3635
dmcnamee@hlgrp.com

Investor Relations:
David Walke
646.728.2298
davidwalke1@gmail.com